Exhibit 99.1

La Rosa Reports 15% Sequential Increase in Real Estate Sales Transaction Volume in Q2 2024 Compared to Q1 2024

Transaction Aggregate Sales Value Increased by Approximately 21%, Reaching Just Under $110 Million

Celebration, FL / July 17, 2024 / – La Rosa Holdings Corp. (NASDAQ: LRHC) (“La Rosa” or the “Company”), a holding company for five agent-centric, technology-integrated, cloud-based, multi-service real estate segments, today reported that is has achieved a 15% sequential increase in transaction volume in Q2 2024 compared to Q1 2024. Additionally, the transaction aggregate value increased by approximately 21%, reaching just under $110 million.

Joe La Rosa, CEO of the Company, commented, “We are thrilled to announce this significant growth in transaction volume and value. This 15% sequential increase in Q2 2024 compared to Q1 2024 is a testament to our strategic initiatives, the hard work of our dedicated team, and an increase in transaction volume due to a significant rise in our agent count. Last month, we achieved a historic milestone and onboarded numerous new agents to the La Rosa team. We believe our success reflects our unique, innovative, and agent-friendly revenue share model. In our view, our model revolutionizes existing revenue share structures in the real estate industry by enabling agents to earn revenue immediately without restrictions. We believe that it is transparent, easy to understand, and highly agent-centric, offering unparalleled opportunities for agents to thrive and succeed in the competitive real estate market.”

“We believe reaching nearly $110 million in transaction aggregate value demonstrates the effectiveness of our business model and our ability to deliver exceptional results. Consequently, we anticipate that Q2 2024 revenue will be significantly higher compared to the same period last year. We remain committed to leveraging our technology and expanding our services to meet the evolving needs of our clients. We are excited about the future and confident in our ability to achieve even greater milestones,” concluded Mr. La Rosa.

About La Rosa Holdings Corp.

La Rosa Holdings Corp. (Nasdaq: LRHC) is disrupting the real estate industry by offering agents a choice between a revenue share model or an annual fee-based model with 100% agent commissions. Leveraging its proprietary technology platform, La Rosa empowers agents and franchisees to deliver top-tier service to their clients. The Company provides both residential and commercial real estate brokerage services and offers technology-based products and services to its sales agents and franchise agents.

La Rosa’s business model is structured around internal services for agents and external services for the public, including residential and commercial real estate brokerage, franchising, real estate brokerage education and coaching, and property management. The Company has 22 La Rosa Realty corporate real estate brokerage offices and branches located in Florida, California, Texas, and Georgia. The Company also has 15 La Rosa Realty franchised real estate brokerage offices and branches and two affiliated real estate brokerage offices in the United States and Puerto Rico.

For more information, please visit: https://www.larosaholdings.com.

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Forward-Looking Statements

This press release contains forward-looking statements regarding the Company’s current expectations that are subject to various risks and uncertainties. Such statements include statements regarding the Company’s ability to grow its business and other statements that are not historical facts, including statements which may be accompanied by the words “intends,” “may,” “will,” “plans,” “expects,” “anticipates,” “projects,” “predicts,” “estimates,” “aims,” “believes,” “hopes,” “potential” or similar words. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict. Actual results could differ materially from those described in these forward-looking statements due to certain factors, including without limitation, the Company’s ability to achieve profitable operations, our ability to successfully integrate acquisitions into our business operations, customer acceptance of new services, the demand for the Company’s services and the Company’s customers’ economic condition, the impact of competitive services and pricing, general economic conditions, the successful integration of the Company’s past and future acquired brokerages, the effect of the recent National Association of Realtors’ landmark settlement on our business operations, and other risk factors detailed in the Company’s filings with the United States Securities and Exchange Commission (the “SEC”). You are urged to carefully review and consider any cautionary statements and other disclosures, including the statements made under the heading “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2023, and other reports and documents that we file from time to time with the SEC, including our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2024. Forward-looking statements contained in this press release are made only as of the date of this press release, and La Rosa does not undertake any responsibility to update any forward-looking statements in this release, except as may be required by applicable law. References and links to websites have been provided as a convenience, and the information contained on such websites has not been incorporated by reference into this press release.

For more information, contact: info@larosaholdings.com

Investor Relations Contact:

Crescendo Communications, LLC

David Waldman/Natalya Rudman

Tel: (212) 671-1020

Email: LRHC@crescendo-ir.com